 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 27, 2016

THE FRESH MARKET, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34940 (Commission File Number)	56-1311233 (IRS Employer Identification No.)

628 Green Valley Road, Suite 500, Greensboro, NC 27408
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 272-1338

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

As previously disclosed on March 14, 2016 in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by The Fresh Market, Inc., a Delaware corporation (the “Company”), the Company is party to an Agreement and Plan of Merger, dated as of March 11, 2016 (the “Merger Agreement”), with Pomegranate Holdings, Inc., a Delaware corporation (“Parent”), and Pomegranate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”).

Item 1.01      Entry into a Material Definitive Agreement.

Senior Secured Notes

General

On April 27, 2016, the Purchaser successfully completed the offering of $800.0 million aggregate principal amount of 9.75% First-Priority Senior Secured Notes due 2023 (the “Notes”).  The Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

On April 27, 2016, pursuant to the terms of the Merger Agreement, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).  At the completion of the Merger, the Company and the Subsidiary Guarantors (as defined below) entered into a supplemental indenture pursuant to which the Company assumed the obligations under the Notes and the Indenture (as defined below) and the Subsidiary Guarantors guaranteed the Company’s obligations under the Notes and the Indenture. The Notes were issued pursuant to an Indenture, dated April 27, 2016, among the Company, the subsidiary guarantors party thereto from time to time (the “Subsidiary Guarantors”) and Wilmington Trust, National Association, as trustee (as supplemented, the “Indenture”).  The Company’s obligations under the Notes and the Indenture are fully and unconditionally guaranteed by each of the Company’s wholly-owned domestic restricted subsidiaries that guarantees the Company’s superpriority senior secured revolving credit facility (as described below). The Notes and the related guarantees are secured by first-priority security interests in, subject to certain exceptions set forth in the Indenture and the security documents, substantially all of the existing and future assets of the Company and the Subsidiary Guarantors, which assets also secure the revolving credit facility. For more information regarding the collateral and arrangements with respect to the collateral, see “Revolving Credit Facility—Collateral and Guarantors” below.

Maturity and Interest Payments

The Notes will mature on May 1, 2023. Interest on the Notes will accrue at 9.75% per annum and will be paid semi-annually, in arrears, on May 1 and November 1 of each year, beginning November 1, 2016.

Redemption

On or after May 1, 2019 the Company may redeem the Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the Indenture.  In addition, prior to May 1, 2019, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make-whole” premium and accrued and unpaid interest and additional interest, if any.  Notwithstanding the foregoing, at any time and from time to time on or prior to May 1, 2019 the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional notes) in an aggregate amount equal to the net cash proceeds of one or more equity offerings at a redemption price equal to 109.75%, plus accrued and unpaid interest and additional interest, if any, so long as at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption.

Certain Covenants

The Indenture contains covenants that limit the Company’s (and most of its subsidiaries’) ability to, among other things:  (i) incur additional indebtedness or issue certain preferred shares; (ii) make dividend payments on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on assets; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and (viii) enter into certain transactions with its affiliates.  These covenants are subject to a number of important limitations and exceptions.  Additionally, upon the occurrence of specified change of control events, the Company must offer to repurchase the Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date.  The Indenture also provides for customary events of default.

Revolving Credit Facility

General

On April 27, 2016, in connection with the Merger, the Company assumed Purchaser’s obligations under a revolving credit facility (the “Revolving Credit Facility”), in an aggregate principal amount of up to $100 million, with a maturity of five years, which includes both a letter of credit sub-facility and a swingline loan sub-facility. In addition, the Company may request an increase in commitments under the revolving credit facility and/or the addition of one or more revolving or term loan credit facilities in an aggregate amount of up to the sum of (x) the greater of $75 million and 0.50x Adjusted EBITDA for the prior four fiscal quarters calculated on a pro forma basis plus (y) an additional amount if the Company attains certain leverage ratios, subject to certain conditions and receipt of commitments by existing or additional lenders. The incurrence of any such increased or additional facilities having priority first lien status is further restricted as set forth in the Revolving Credit Facility. Proceeds of the revolving loans drawn after the closing date of the Merger, swingline loans and letters of credit will be used for working capital and general corporate purposes.  Approximately $28.8 million of letters of credit are outstanding under the Revolving Credit Facility as of the closing date of the Merger.

Interest Rates and Fees

Borrowings under the Revolving Credit Facility bear interest at a rate equal to, at the option of the Company, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate quoted by The Wall Street Journal (or another national publication selected by the administrative agent) and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The initial applicable margin for borrowings is 5.00% with respect to LIBOR borrowings and 4.00% with respect to base rate borrowings under the Revolving Credit Facility. After the delivery of financial statements in respect of the first full fiscal quarter completed after the Merger, the applicable margin for borrowings under the Revolving Credit Facility is subject to two step-downs of 25 basis points per annum if the Company attains first lien net leverage ratios of 3.25 to 1.00 and 2.75 to 1.00, respectively.

In addition to paying interest on outstanding principal under the Revolving Credit Facility, the Company is required to pay a commitment fee equal to 0.50% per annum to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. After the delivery of financial statements in respect of the first full fiscal quarter completed after the Merger, the commitment fee under the Revolving Credit Facility is subject to one step-down to 0.375% per annum  if the Company attains a first lien net leverage ratio of 2.75 to 1.00. The Company is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges, and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

Prepayments

The Company may voluntarily repay outstanding loans under the Revolving Credit Facility at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to LIBOR rate loans.

Collateral and Guarantors

All obligations under the Revolving Credit Facility are unconditionally guaranteed by Parent on a limited-recourse basis and each of the Company’s existing and future direct and indirect material, wholly owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of the Company’s capital stock directly held by Parent and substantially all of the Company’s assets and those of each Subsidiary Guarantor, including capital stock of the Subsidiary Guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not Subsidiary Guarantors, in each case subject to certain exceptions. Such security interests will consist of a first-priority lien with respect to the collateral.

Under the terms of the security documents and intercreditor agreement, subject to certain exceptions set forth therein, if there is an event of default existing under the Revolving Credit Facility, any amounts received by the collateral agent or any other secured party in respect of the Notes, the Revolving Credit Facility or any other indebtedness subject to the intercreditor agreement (whether or not proceeds of collateral) will be applied to repay the lenders and letter of credit issuers under the Revolving Credit Facility prior to any payment to the holders of the Notes until the Revolving Credit Facility obligations, including in respect of interest, fees, cash collateralization of letters of credit and secured hedges and cash management obligations provided by a lender (including interest, fees, expenses, indemnity claims and other monetary obligations accrued during the pendency of an insolvency proceeding, whether or not constituting an allowed claim in such proceeding), have been paid in full.

Restrictive Covenants and Other Matters

The Revolving Credit Facility requires that the Company, starting with the fiscal quarter ending July 31, 2016, comply on a quarterly basis with a maximum first lien net senior secured leverage ratio of 5.75 to 1.00, with one step-down to 5.25 to 1.00 beginning with the fourth fiscal quarter of the 2018 fiscal year of the Company (i.e. in January 2019). Such financial covenant will not be applicable unless the aggregate amount of funded loans and issued letters of credit (excluding undrawn letters of credit under the Revolving Credit Facility up to $25 million and letters of credit that are cash collateralized) under the Revolving Credit Facility on the applicable date exceeds an amount equal to 30% of the then-outstanding commitments under the Revolving Credit Facility.

The Revolving Credit Facility contains certain customary affirmative covenants and events of default. The negative covenants in the Revolving Credit Facility include, among other things, limitations (none of which are absolute) on the ability of the Company and its restricted subsidiaries to: (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of its capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all assets; (vi) sell assets; (vii) enter into certain transactions with affiliates; (viii) enter into sale-leaseback transactions; (ix) change the lines of business; (x) restrict dividends from their subsidiaries or restrict liens; (xi) change the Company’s fiscal year; and (xii) modify the terms of certain debt or organizational agreements.

Certain Relationships

The lenders and their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of the lenders acted as initial purchasers in the offering of the Notes and received customary fees in connection with such offering.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FRESH MARKET, INC.

Date: April 27, 2016	By:	/s/ Scott F. Duggan
Name: Scott F. Duggan
Title: Senior Vice President – General Counsel